Exhibit 2.2


                             SUBSCRIPTION AGREEMENT

                                  BY AND AMONG

                             HUB U.S. HOLDINGS, INC.

                        SATELLITE ACQUISITION CORPORATION

                                 RANDALL TALBOT

                                 DAVID WEYMOUTH

                                   ROY TAYLOR

                                       AND

                                   TALMAN, LLC

                                 MARCH 15, 2004

                                TABLE OF CONTENTS


1.       Subscription.............................................................................................1

2.       Payment for Shares.......................................................................................1

3.       Funds....................................................................................................2

4.       Representations and Warranties of the Subscriber.........................................................2

5.       Representations and Warranties of the Company and Certain Affiliates of the Company......................4

6.       Survival and Indemnification............................................................................19

7.       Other Agreements of the Parties.........................................................................20

8.       Conditions to Closing...................................................................................21

9.       Closing.................................................................................................22

10.      Notices.................................................................................................22

11.      Notification of Changes.................................................................................23

12.      Assignability...........................................................................................23

13.      Binding Effect..........................................................................................23

14.      Entire Agreement........................................................................................23

15.      Governing Law...........................................................................................23

16.      Severability............................................................................................23

17.      Headings................................................................................................24

18.      Counterparts............................................................................................24

19.      Definitions.............................................................................................24

                             SUBSCRIPTION AGREEMENT

                        SATELLITE ACQUISITION CORPORATION

                                 March 15, 2004

         THIS SUBSCRIPTION AGREEMENT (this "SUBSCRIPTION AGREEMENT") is made on March 15, 2004, by and among HUB U.S. Holdings, Inc. (the "SUBSCRIBER"), a corporation formed under the laws of the State of Delaware, Satellite Acquisition Corporation (the "COMPANY"), a corporation formed under the laws of the State of Washington, Randall Talbot ("TALBOT"), David Weymouth ("WEYMOUTH") and Roy Taylor ("TAYLOR") and TalMan, LLC, a limited liability company formed under the laws of the State of Delaware ("TALMAN," and, collectively with Talbot, Weymouth and Taylor, the "FOUNDERS"). Capitalized terms not otherwise defined herein shall have the meanings set forth in SECTION 19.

         WHEREAS, the Company desires to purchase from Safeco, and Safeco desires to sell to the Company, all of the outstanding stock of Talbot Financial Corporation, a corporation formed under the laws of the State of Washington ("TFC") pursuant to the terms of the Stock Purchase Agreement;

         WHEREAS, the Subscriber desires to purchase and the Company desires to issue and sell certain shares of Series A Preferred Stock of the Company to the Subscriber; and

         WHEREAS, TFC's Board of Directors has authorized TFC to enter into employment agreements with Weymouth and Taylor in substantially the form attached hereto as EXHIBIT B (each, an "EMPLOYMENT AGREEMENT").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, there parties hereto hereby agree as follows:

1. SUBSCRIPTION.

          (a) Subject to the terms and conditions of this Subscription Agreement (including but not limited to SECTION 1.1(B) and SECTION 8), the Subscriber agrees to purchase at the Closing and the Company agrees to issue, to Subscriber at the Closing 18,498,600 shares of Class A Common Stock and 18,498,600 shares of Series A Preferred Stock for an aggregate amount of $92.5 million (the "PURCHASE PRICE"). The Subscriber understands that the offering of the Shares is being made without registration of the Shares under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any securities, "blue sky" or other similar laws of any state or foreign jurisdiction ("STATE SECURITIES LAWS"). The Subscriber agrees that this Subscription Agreement shall be irrevocable and shall survive the merger, consolidation, liquidation or dissolution of the Subscriber.

          (b) The Subscriber shall have no obligation to purchase any Shares under this Subscription Agreement if the total cash consideration paid or to be paid under the Stock Purchase Agreement exceeds $90 million.

2. PAYMENT FOR SHARES. Upon satisfaction of the conditions set forth in SECTION 8, the Subscriber shall deliver to the Company the Purchase Price. Payment of the Purchase Price shall be made by delivery of up to $90 million to Safeco by wire transfer in immediately available funds in accordance with the terms and conditions set forth in the Stock Purchase Agreement and the remainder to the Company or its designee by wire transfer in immediately available funds to an account specified to the Subscriber by the Company or its designee.

3. FUNDS. If (a) on or prior to September 30, 2004 (i) the Closing shall not have occurred, or (ii) the conditions to the sale of the Shares specified in
SECTION 8 have not been satisfied (or waived), and (b) if the Stock Purchase Agreement shall have terminated pursuant to SECTION 7 thereof, the subscription shall be void, this Subscription Agreement shall terminate and all funds received from the Subscriber (if any) shall be promptly returned to the Subscriber.

4. REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER. The Subscriber represents and warrants to and covenants with the Company as follows:

          (a) GENERAL.

               (i) ORGANIZATION OF THE SUBSCRIBER. The Subscriber is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Subscriber has the requisite corporate power and authority to carry on its business as now being conducted. The Subscriber is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect on the Subscriber

               (ii) AUTHORITY. The Subscriber has all of the requisite authority to enter into the Transaction Documents and to perform all of the obligations required to be performed by the Subscriber under the Transaction Documents. The execution, delivery and performance by the Subscriber of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Subscriber and no other corporate proceedings on the part of the Subscriber are necessary to authorize the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby. This Subscription Agreement has been, and each Ancillary Agreement at Closing will be, duly executed and delivered by the Subscriber, and this Subscription Agreement is, and, each of the Ancillary Agreements at the Closing will be, a valid and binding obligation of the Subscriber, enforceable against it in accordance with its terms, except that the enforceability of the Transaction Documents may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (iii) NO VIOLATIONS; CONSENTS AND APPROVALS.

                    (A) The execution, delivery and performance by the Subscriber of this Subscription Agreement does not, the execution, delivery and performance by the Subscriber of the Ancillary Agreements will not and the consummation by the Subscriber of the transactions contemplated by the Transaction Documents will not, (i) violate any provision of the Certificate of Incorporation or Bylaws of the Subscriber; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material contract to which the Subscriber is a party or by which the Subscriber or any of its respective properties or assets may be bound or otherwise subject to; or (iii) violate any Law applicable to the Subscriber or any of its properties or assets.

                    (B) No Consent of any Governmental Entity is required in connection with the execution, delivery and performance of this Subscription Agreement or the Ancillary Agreements by the Subscriber, or the consummation by the Subscriber of the transactions contemplated hereby and thereby.

               (iv) The Subscriber is the sole party in interest and is not acquiring the Shares as an agent or otherwise for any other Person. The Subscriber has its principal office within the jurisdiction set forth in SECTION 10.

          (b) STATUS OF THE SUBSCRIBER.

               (i) The Subscriber has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of an investment in the Shares. The Subscriber is able to bear the economic risk of this investment. The Subscriber has had the opportunity to consult with the Subscriber's attorney and accountant regarding the Subscriber's investment in the Shares and their suitability for purchase by the Subscriber, and to the extent necessary, the Subscriber has retained, at the Subscriber's own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits, risks and consequences of this Subscription Agreement and of purchasing and owning the Shares.

               (ii) The Subscriber represents that the Subscriber is not a corporation that was formed for the specific purpose of acquiring the Shares offered and that it has total assets in excess of $5,000,000.

          (c) RESTRICTIONS ON TRANSFER OR SALE OF THE SHARES.

               (i) The Subscriber is acquiring the Shares solely for the Subscriber's own beneficial account, for investment purposes, and not with view to, or for resale in connection with, any distribution of the Shares. The Subscriber understands that the offer and the sale of the Shares has not been registered under the Securities Act or any State Securities Law by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of the Subscriber and of the other representations made by the Subscriber in this Subscription Agreement. The Subscriber understands that the Company is relying upon the representations, covenants and agreements contained in this Subscription Agreement (and any supplemental information) for the purposes of determining whether this transaction meets the requirements for those exemptions.

               (ii) The Subscriber understands that the Shares are "restricted securities" under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission provide in substance that the Subscriber may dispose of the Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and the Subscriber understands that the Company has no obligation or intention to register any of the Shares purchased by the Subscriber or to take action so as to permit sales pursuant to the Securities Act (including Rule 144). As a consequence, the Subscriber understands that there is no public market for the Shares and the Subscriber therefore must bear the economic risks of the investment in the Shares for an indefinite period of time. The Subscriber understands that the Subscriber may not at any time demand the purchase by the Company of the Subscriber's Shares.

               (iii) The Subscriber  agrees:  (A) that the  Subscriber  will not sell, assign, pledge, give, transfer or otherwise dispose of the Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Shares under the Securities Act and all applicable State Securities Laws or in a transaction that is exempt from the registration provisions of the Securities Act and all applicable State Securities Laws and except for transfers permitted under the Shareholder Agreement, (B) that the Company and any transfer agent for the Shares shall not be required to give effect to any purported transfer of any of the Shares except upon compliance with the foregoing restrictions, and (C) that a legend in substantially the following form will be placed on the certificates representing the Shares:

                  "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE SHAREHOLDER AGREEMENT DATED __________, 2004 AMONG THE ISSUER HEREOF AND CERTAIN OTHER PERSONS, A TRUE AND CORRECT COPY OF WHICH IS ON FILE AT THE ISSUER'S EXECUTIVE OFFICE. UPON WRITTEN REQUEST TO THE ISSUER, A COPY THEREOF WILL BE MAILED OR OTHERWISE PROVIDED WITHOUT CHARGE WITHIN TEN (10) DAYS OF RECEIPT OF SUCH REQUEST TO APPROPRIATELY INTERESTED PERSONS.

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND THE TRANSFERABILITY OF THE SECURITIES THEREFORE IS RESTRICTED. THE SECURITIES MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE, OR ENDORSEE HEREOF BE RECOGNIZED AS HAVING AN INTEREST IN SUCH SECURITIES BY THE COMPANY FOR ANY PURPOSE, UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH SECURITIES SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR UNLESS (II) THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION AND QUALIFICATION SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL FOR THE COMPANY."

               (iv) The  Subscriber  has not  offered or sold any portion of the
Shares subscribed for and has no present intention of dividing the Shares with others or of reselling or otherwise disposing of any portion of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence on nonoccurrence of any predetermined event or circumstance.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND CERTAIN AFFILIATES OF THE COMPANY. The parties acknowledge that (i) the Subscriber is investing in the Shares for the purpose of financing the Company's acquisition of TFC and, indirectly, its subsidiaries (each, a "SUBSIDIARY," collectively, the "SUBSIDIARIES"); (ii) each of Talbot, Weymouth and Taylor are executive officers of TFC or its parent, Safeco, and executive officers of the Company and beneficial owners of common stock of the Company; (iii) the Founders, by reason of the relationships described in clause (ii), possess unique knowledge of the Company and TFC; (iv) the Subscriber is relying upon such knowledge and experience in entering into this Subscription Agreement; and (v) subject to
Section 6(c) as an inducement to the Subscriber to purchase the Shares to facilitate the Company's acquisition of TFC and the Subsidiaries, the Company and the Founders, severally and not jointly, represent and warrant, except as set forth with appropriate section references in the Schedule of Exceptions, to the Subscriber that each of the following statements is true and correct as of the date hereof.

               (a) ORGANIZATION. Each of the Company, TFC and any Subsidiary is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company, TFC and any Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect on the Company. The Company has delivered to the Subscriber true, correct and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of the Company and has made available to Subscriber true and correct copies of the organizational documents, as currently in effect, of TFC and each Subsidiary.

               (b) CAPITALIZATION.

                    (i) All of the Shares will be newly issued and upon payment by the Subscriber for the Shares, and issuance of the Shares pursuant to the terms and conditions hereof, the Subscriber shall receive good and marketable title to the Shares free and clear of all Encumbrances. The issuance of the Shares has been duly authorized, and upon such issuance pursuant to the terms and subject to the conditions hereof and upon payment by the Subscriber for the Shares, the Shares will be validly issued, fully paid and nonassessable. Except for the this Subscription Agreement and the Shareholder Agreement, there are no
(A) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating now or in the future, the Company to issue, transfer or sell the Shares or to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in the Company, or any securities convertible into or exchangeable for such shares or equity interests; (B) contractual obligations of the Company, to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company; or (C) voting trusts, proxies or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

                    (ii) All of the issued and outstanding capital stock or other equity of each Subsidiary (the "SUBSIDIARY EQUITY") is owned of record and beneficially by TFC, either directly or indirectly through a Subsidiary. All of the Subsidiary Equity is currently free and clear of any Encumbrances. All of the Subsidiary Equity is duly authorized, validly issued, fully paid and nonassessable. There are no (A) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating now or in the future, TFC or any Subsidiary to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in TFC or any Subsidiary or securities convertible into or exchangeable for such shares or equity interests;
(B) contractual obligations of TFC or any Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of TFC or any Subsidiary; or (C) voting trusts, proxies or similar agreements to which TFC or any Subsidiary is a party with respect to the voting of the capital stock of TFC or any Subsidiary. Upon the consummation of the transactions contemplated by the Stock Purchase Agreement, all of the issued and outstanding capital stock or other equity of TFC will be owned of record and beneficially by the Company.

                    (iii) Except for the Subsidiaries, TFC does not own any outstanding shares of capital stock (or other equity interests of entities other than corporations) of any partnership, joint venture, trust, corporation, limited liability company or other entity. The Company does not own any outstanding shares of capital stock (or other equity interests of entities other than corporations) of any partnership, joint venture, trust, corporation, limited liability company or other entity.

                    (iv) The Company is a newly-formed Washington corporation. Prior to the date hereof, the Company has had no employees, tangible assets or obligations or liabilities and has conducted no activity, other than negotiation of the Stock Purchase Agreement and the Transaction Documents and preparation for the consummation of the transactions contemplated hereby and thereby.

               (c) AUTHORIZATION; VALIDITY OF AGREEMENT.

                    (i) Each of TalMan and the Company has all of the requisite authority to enter into each of the Transaction Documents and to perform all of the obligations required to be performed it under the Transaction Documents. The execution, delivery and performance by TalMan and the Company of each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of managers of TalMan and the board of directors of the Company, as applicable, and no other proceedings on the part of TalMan or the Company are necessary to authorize the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby. This Subscription Agreement has been, and each Ancillary Agreement at Closing will be, a valid and binding obligation of the Company and TalMan, enforceable against each of them in accordance with its respective terms, except that the enforceability of the Transaction Documents may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                    (ii) Each of the Founders has all of the requisite power and capacity to enter into each of the Transaction Documents and to perform all of the obligations required to be performed by him under the Transaction Documents. This Subscription Agreement has been, and each Ancillary Agreement at Closing will be, a valid and binding obligation of each Founder, enforceable against each Founder in accordance with its respective terms, except that the enforceability of the Transaction Documents may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (d) NO VIOLATIONS; CONSENTS AND APPROVALS.

                    (i) The execution, delivery and performance of Transaction Documents by the Company including, but not limited to, the issuance and sale of the Shares to the Subscriber do not and will not: (A) violate any provision of the Articles of Incorporation or Bylaws of the Company, or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, employment agreement, contract, undertaking, understanding, covenant, agreement or other instrument or document (each a "CONTRACT") to which the Company is a party or by which any of its properties or assets may be bound or otherwise subject.

                    (ii) The execution, delivery and performance of Transaction Documents by the Company or any Subsidiary including, but not limited to, the issuance and sale of the Shares to the Subscriber do not and will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which any Subsidiary is a party or by which any of their respective properties or assets may be bound or otherwise subject.

                    (iii) No consent of any legislative or executive agency or department or other regulatory service, authority or agency or any court, arbitration panel or other tribunal or judicial authority of any Governmental Entity or Person, is required in connection with the execution, delivery and performance of this Subscription Agreement by the Company or the issuance and sale of the Shares to the Subscriber, except as required under applicable federal or State Securities Laws.

               (e) FINANCIAL STATEMENTS.

                    (i) Attached as SCHEDULE 5(E) to the Schedule of Exceptions, is the unaudited consolidated balance sheet of TFC as of December 31, 2003 (the "REFERENCE BALANCE SHEET"), together with the related unaudited consolidated statements of income for the years ended December 31, 2003, 2002 and 2001 (including the related notes, if any) (collectively, the "REGULAR FINANCIAL STATEMENTS").

                    (ii) The Regular Financial Statements have been prepared by TFC and have been derived from, and agree with, the books and records of TFC, and fairly present the consolidated financial position of TFC and the Subsidiaries as of the respective dates thereof and the results of operations of TFC and the Subsidiaries for the respective periods set forth therein. The Regular Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied as of the dates and for the periods involved, subject to the absence of notes and to normal fiscal year-end adjustments in the ordinary course (none of which, individually or in the aggregate, will be material to the business or the operations of TFC and the Subsidiaries on a consolidated basis). The Regular Financial Statements, together with the cooperation and access to information as provided in SECTION 7(E), are or will be sufficient to permit the preparation of audited financial statements to allow compliance with any obligations under applicable Law (including, but not limited, to Regulation S-X, as promulgated by the SEC ("REGULATION S-X")).

                    (iii) Neither the Company, TFC nor any Subsidiary has any liabilities (whether accrued, contingent, known, or otherwise) other than those that (i) are set forth or reserved against on the Reference Balance Sheet; (ii) were incurred in the ordinary course of business after the date of the Reference Balance Sheet or (iii) arise under the Transaction Documents and the Stock Purchase Agreement.

                    (iv) The accounts payable of each of the Company, TFC and any Subsidiary are set forth on SCHEDULE 5(E) to the Schedule of Exceptions. All such accounts payable are the result of bona fide transactions in the ordinary course of business.

                    (v) The Company has made available to Subscriber, copies of all certifications executed by any executive of the Company that were intended to be relied upon by the Chief Executive Officer of Safeco, Chief Financial Officer of Safeco or any other Person, in complying with Rule 13a-14(a)/15d-14(a) of the Securities and Exchange Act of 1934, as amended.

               (f) OPERATION OF BUSINESS.

                    (i) Since the date of the Reference Balance Sheet, except for the transactions contemplated by the Transaction Documents and the Stock Purchase Agreement, the Company, TFC and each Subsidiary have continued to operate in all material respects in the manner and system of operation employed immediately prior to the date of the Reference Balance Sheet, and the Company, TFC and each Subsidiary have used their best efforts to prevent harm or damage to their respective reputations or reduction of existing customer accounts (other than in the ordinary course of business).

                    (ii) Since the date of the Reference  Balance Sheet,  except for the transactions contemplated by the Transaction Documents and the Stock Purchase Agreement, neither the Company, TFC nor any Subsidiary has (A) incurred any material liabilities, except in the ordinary course of business consistent with past practice; (B) paid any obligation or liability, or discharged or satisfied any Encumbrance other than those securing current liabilities, in each case in the ordinary course of business; (C) subjected to any Encumbrances any of their respective assets, tangible or intangible, except in the ordinary course of business; (D) sold, transferred or leased any of their respective assets except the sale of inventory in the ordinary course of business; (E) suffered any material physical damage, destruction or loss (whether or not covered by insurance) affecting their respective properties, business or prospects; (F) entered into any material transaction other than in the ordinary course of business; (G) encountered any labor difficulties or labor union organizing activities; (H) issued or sold any shares of capital stock or other securities or granted any options, warrants, or other purchase rights with respect thereto; (I) made any acquisition or disposition of any material assets except in the ordinary course of business or become involved in any other material transaction, including, without any limitation, any merger or consolidation with, purchase of all or part of the assets of, or acquisition of any business of any proprietorship, firm, association, corporation or other business organization or division thereof; (J) except in the ordinary course of business consistent with past practice, increased the compensation payable, or to become payable, to any of their respective directors or employees, or made any bonus payment or similar arrangement with any directors or employees or increased the scope or nature of any fringe benefits provided for their respective employees or directors; (K) made any capital investment in, any loan to or any acquisition of the securities or assets of any other Person; (L) canceled, compromised, waived or released any material right or claim; (M) made any change in employment terms for any of their respective directors, officers or employees outside the ordinary course of business; (N) made or pledged to make any charitable contribution or other capital contribution outside the ordinary course of business; (O) violated any Law, except for any violation that has not resulted in a Material Adverse Effect on the Company, TFC and the Subsidiaries, taken as a whole, or failed to maintain all material governmental licenses and approvals required to operate their respective businesses as currently being conducted; (P) entered into any other agreement or made any other commitment to take any action, other than in the ordinary course of business; or (Q) agreed or committed, whether in writing or otherwise, to do any of the foregoing transactions. In addition, since the date of the Reference Balance Sheets, neither the Company, TFC nor any Subsidiary has accelerated, terminated, modified or canceled any material agreement, contract, lease or license to which it is a party or by which it or its assets are bound.

                    (iii) Since the date of the Reference Balance Sheets, no event, condition or circumstance has occurred that could, or could be reasonably likely to, have a Material Adverse Effect on the Company, TFC and the Subsidiaries, taken as a whole.

               (g) LICENSES AND PERMITS. Each of the Company, TFC and any Subsidiary has every license, permit, certification, qualification or franchise issued by any Governmental Entity (including, without limitation, all Environmental Permits) (each, a "LICENSE"), and every Consent by or on behalf of any Person required for them to conduct their respective businesses as presently conducted except for those the absence of which has not resulted in a Material Adverse Effect on the Company, TFC and the Subsidiaries, taken as a whole. All such Licenses and Consents are in full force and effect and neither the Company, TFC nor any Subsidiary has received notice of any pending cancellation or suspension of any thereof nor, to the knowledge of the Company and the Founders, is any cancellation or suspension thereof threatened. The applicability and validity of each such License and Consent will not be adversely affected by the consummation of the transactions contemplated by this Subscription Agreement, the issuance and sale of the Shares to the Subscriber or by the transactions contemplated by the Stock Purchase Agreement except for any inapplicability or invalidity that has not resulted in a Material Adverse Effect on the Company, TFC and the Subsidiaries, taken as a whole.

               (h) EMPLOYEE BENEFIT PLANS; ERISA. For purposes of this Agreement, "EMPLOYEE BENEFIT PLANS" means, collectively, each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, termination, severance, compensation, medical, health, or other plan, agreement, policy or agreement which currently is or has been sponsored, maintained, contributed to, or required to be contributed to, by any of TFC or its Subsidiaries or an ERISA Affiliate, or for which TFC or its Subsidiaries or an ERISA Affiliate has or has had any obligation or any liability of any nature, contingent or otherwise, or for which there is a reasonable expectation of such obligation or liability, on or before the Closing, for the benefit of any present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of TFC or its Subsidiaries or an ERISA Affiliate. There are no oral Employee Benefit Plans to which TFC or any Subsidiary is a party. The Company has listed on SCHEDULE 5(H) to the Schedule of Exceptions, and has made available to Buyer copies of, all "pension benefit plans" (as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "PENSION PLANS), "welfare benefit plans" (as defined in Section 3(l) of ERISA) and all other Employee Benefit Plans maintained, or contributed to, by TFC or any Subsidiary for the benefit of any current of former employees, officers or directors of the Company, TFC or any Subsidiary or pursuant to which such current or former employees, officers or directors are entitled to current or future benefits (collectively referred to as the "COMPANY BENEFIT PLANS"). In addition, true, complete and correct copies of the following have also been made available to the Buyer: (1) the most recent annual report on Form 5500 (including all schedules) filed with the Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan,
(2) the most recent summary plan description and summary of material modifications for each Company Benefit Plan, (3) each trust agreement, insurance contract, group annuity contract or other funding arrangement related to any Company Benefit Plan, (4) all determination letters issued with respect to any Pension Pan, (5) the most recent actuarial report and financial statement prepared or issued with respect to any Company Benefit Plan and (6) any notice (or any other communication) received from the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor concerning any Company Benefit Plan or any other potential liability in connection with any Employee Benefit Plan that could be assessed against the Company or any Subsidiary. The Company currently has no, and has not previously had any Company Benefit Plan.

               (i) Each of TFC and the Subsidiaries has performed its obligations under each Company Benefit Plan and each Company Benefit Plan and each trust or other funding medium, if any, established in connection therewith has at all times been established, maintained and operated in substantial compliance with its terms and the requirements prescribed by applicable law, including, but not limited to, ERISA and the Code. All amendments and actions required to bring each of the Company Benefit Plans into conformity with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time.

               (ii) With respect to those Pension Plans that are intended to be qualified under Section 401(a) of the Code, such Pension Plans are the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefore that would adversely affect its qualification or increase its costs. None of the Pension Plans are subject to Title IV of ERISA or Section 412 of the Code. None of TFC or its Subsidiaries has or has had any liability or obligation of any nature to any Employee Benefit Plan, the Pension Benefit Guaranty Corporation (the "PBGC") or any other Person, arising directly or indirectly under Title IV of ERISA or Section 412 of the Code. No transaction has been entered into by TFC or its Subsidiaries which could reasonably be construed to be a transaction to avoid or evade any liability under Title IV of ERISA.

               (iii) Neither the Company, TFC nor any Subsidiary has maintained,
contributed   to  or  otherwise   had  any   obligation   with  respect  to  any
"multiemployer plan (as defined in Section 3(37) of ERISA).

               (iv) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to TFC or any Subsidiary, as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof. No Company Benefit Plan or any related trust or other funding medium thereunder or any fiduciary thereof is the subject of an audit, investigation or examination by a governmental or quasi-governmental agency.

               (v) (1) Neither the Company, TFC nor any Subsidiary has any commitment, intention or understanding to create, terminate or adopt any Company Benefit Plan; and (2) since the beginning of the current fiscal year of the Company, no event has occurred and no condition or circumstance has existed that reasonably would be expected to result in an increase in the benefits under or the expense of maintaining a Company Benefit Plan from the level of benefits or expense incurred for the most recently completed fiscal year of the Company.

               (vi) All contributions required to be made under the terms of any Company Benefit Plan as of the date hereof have been timely made.

               (vii) The execution of, and performance of the transactions contemplated by, this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee or director of TFC or any Subsidiary, whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Code). None of the payments described therein is an excess parachute payment.

               (viii) The Company or one or more Subsidiary, as applicable, may terminate any Company Benefit Plan maintained by the Company or such Subsidiary or may cease contributions to the Company Benefit Plans without incurring any liability other than (1) a benefit liability accrued in accordance with the terms of such Company Benefit Plan immediately prior to such termination or ceasing of contributions; or (2) expenses attendant to the termination of such Company Benefit Plan.

               (ix) Neither the Company nor any Subsidiary has incurred any liability for any tax, excise tax, penalty or fee with respect to any Company Benefit Plan, including, but not limited to, taxes arising under the Code or penalties arising under ERISA, and no event has occurred and no circumstance has existed (including the consummation of the obligations set forth in this Agreement) that reasonably would be expected to give rise to any such liability.

               (x) Each Employee Benefit Plan which is legally or otherwise assumed by the Company, TFC or its Subsidiaries or the Subscriber on or after the Closing as a result of the consummation of this Agreement as set forth in
SCHEDULE 5(H)(X) of the Schedule of Exceptions (each, an "ASSUMED PLAN") covers or will cover only employees of the Company, TFC or its Subsidiaries (or former employees or beneficiaries with respect to service with TFC or its Subsidiaries), so that the transactions contemplated by this Agreement will require no spin-off of assets or other division or transfer of rights with respect to any such plan. Neither TFC nor any Subsidiary is liable for any amount due under or relating to any Employee Benefit Plan other than the Assumed Plans and no condition exists which could result in any liability associated with any Employee Benefit Plan, other than the Assumed Plans, that could be assessed against the Company, TFC, its Subsidiaries or the Subscriber. On and after the Closing, the Company, TFC or its Subsidiaries, shall not be responsible for contributions to, or the administration of, any Employee Benefit Plan, other than those Assumed Plans.

               (xi) None of the Company, TFC or its Subsidiaries has now, nor has any of them ever had, the obligation to maintain, establish, sponsor, participate in, or contribute to any Employee Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

          (i) REAL PROPERTY.

               (i) Neither the Company, TFC nor any Subsidiary owns any real property. The Company does not lease any real property.

               (ii) SCHEDULE 5(I) to the Schedule of Exceptions contains a true, correct and complete list and summary of all Leases under which TFC or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property. The Company, TFC and each Subsidiary have heretofore made available to the Subscriber true and correct copies of all of the Leases and all other documentation pertaining to the Leased Real Property, including without limitation, all subordination, non-disturbance and attornment agreements and memoranda of leases. No Affiliate of the Company, TFC or any Subsidiary is a landlord or owner of, or has any ownership, economic or similar interest in, any of the Leases or the Leased Real Property. Each such Lease is in full force and effect, and is enforceable against TFC or any Subsidiary and, except as would not have a Material Adverse Effect on TFC and the Subsidiaries, taken as a whole, the other party thereunder, in accordance with its terms and, all rent and other sums and charges payable by TFC or any Subsidiary thereunder are current. Except as would not have a Material Adverse Effect on TFC and the Subsidiaries, taken as a whole, no termination event or condition or default which has remained uncured beyond applicable cure periods on the part of TFC or any Subsidiary or any other Person exists under any such Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. No such Lease has been amended, modified or extended as of the date hereof. Neither the Company, TFC nor any Subsidiary has entered into any assignment of any Lease, sublease of all or any portion of any Leased Real Property and no Person has any right to occupy the Leased Real Property, other than the Company, TFC or a Subsidiary.

               (iii) With respect to the Leased Real Property (A) there is a right of ingress and egress to public thoroughfares to and from the Leased Real Property; and (B) the Leased Real Property has adequate water supply and septic service for the present use thereof and all septic service and water supply facilities required for the present use of the Leased Real Property are installed and operating.

               (iv) Except as would not have a Material Adverse Effect on TFC and the Subsidiaries, taken as a whole, all Approvals of all governmental authorities or from all insurance companies and fire rating and similar boards and organizations required in connection with the use, occupancy and maintenance by TFC and each Subsidiary of any Leased Real Property are in full force and effect in accordance with the respective terms thereof, and none of the Approvals has been amended, assigned, pledged or otherwise transferred. There is no material alteration, improvement or change in the use of any building or other improvement located on the Leased Real Property that would require any new Approvals or amendment of an existing Approval. The condition and use of the Leased Real Property conforms to each Approval. The Leased Real Property is in compliance with all Laws, including all public health, public safety, sewage, water or sanitation Laws, any Environmental Laws affecting the Leased Real Property, except as would not result in a Material Adverse Effect to TFC and the Subsidiaries, taken as a whole, and no notice of any such default or violation has been received by TFC or any Subsidiary. TFC and each Subsidiary have obtained all of the approvals necessary for the operation of their respective businesses on the Leased Real Property. Except as would not have a Material Adverse Effect on TFC and the Subsidiaries, taken as a whole, the Leased Real Property and its continued use, occupancy and operation as currently used, occupied or operated does not constitute a non-conforming use under any Law and the continued existence, use, occupancy and operation of the Leased Real Property and the right and ability to repair and/or rebuild any improvements thereon in the event of a casualty, is not dependent on any special permit exception approval or variance.

               (v) Except as would not have a Material Adverse Effect on TFC and the Subsidiaries, taken as a whole, there are no defects in the Leased Property that would hinder or impair the respective businesses and operations of TFC or any Subsidiary. Except as would not have a Material Adverse Effect on TFC and the Subsidiaries, taken as a whole, no extraordinary repair or improvement expense with respect thereto is anticipated during the one year following the Closing Date. The electricity, water, gas and telephone service and all other public or private utilities serving the Leased Real Property are fully installed and operating, adequate for the conduct of the businesses of TFC and each Subsidiary as presently conducted.

               (vi) There is no pending or, to the Company's and the Founders' knowledge, threatened (A) annexation, condemnation, eminent domain or similar proceeding affecting any of the Leased Real Property; (B) proceeding to change or redefine the zoning classification of any of the Leased Real Property; (C) imposition of any special or other assessments for public betterments or otherwise; (D) special assessments affecting any of the Leased Real Property that are or would be payable by TFC or any Subsidiary and could result in an Encumbrance against any of the Leased Real Property; (E) change in any applicable Law relating to the use, occupation or operation of the Leased Real Property; or (F) changes in road patterns or grades that may adversely affect access to any roads providing a means of ingress or egress from any of the Leased Real Property.

               (vii) Neither the Company, TFC nor any Subsidiary has received notice from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from any mortgagee requesting the performance of any work or alteration in respect of any of the Leased Real Property, and there are no outstanding requirements or recommendations from any of the foregoing.

               (viii) There has been no material damage to any portion of the Leased Real Property caused by fire or other casualty that has not been completely repaired and restored.

               (ix) No portion of the Leased Real Property is located in a special flood hazard area designated by a federal Governmental Entity.

               (x) No application or Proceeding is pending with respect to a reduction of the Taxes on the Leased Real Property.

               (xi) Neither TFC nor any Subsidiary owes any monies to any contractor, subcontractor, materialman or other Person for labor or materials performed, rendered or supplied in connection with any Leased Real Property for which such Person could claim a lien against any of the Leased Real Property other than any current sums due for work in progress or recently completed.

               (xii) Neither TFC, any Subsidiary, nor anyone acting on their behalf has transferred any development rights applicable to the Leased Real Property.

               (xiii) There are no brokerage commissions due and payable by TFC or any Subsidiary with respect to the Leased Real Property or with respect to the Leases.

          (j) INTELLECTUAL PROPERTY; COMPUTER SOFTWARE.

               (i) Prior to the Closing, the Company owns no Intellectual Property. SCHEDULE 5(J)(I) to the Schedule of Exceptions lists, as to each of TFC and each Subsidiary, all United States and foreign (A) issued patents and pending patent applications; (B) trademark registrations and applications therefor and material, unregistered trademarks; (C) copyright registrations and applications therefor. The Company, TFC and/or a Subsidiary is listed in the records of the designated United States, state or foreign registry as the sole current owner or owners of record for each listed application or registration, and no third party has any ownership interest, or right to claim any ownership interest in any listed application, registration or, to the Company's and the Founders' knowledge, material unregistered work. With respect to the listed applications and registrations, each such application or registration has been prosecuted or maintained, as the case may be, in compliance in all material respects with all applicable rules, policies and procedures of the designated U.S., state or foreign registry, except as would not have a Material Adverse Effect on the Company, TFC and the Subsidiaries, taken as a whole.

               (ii) The conduct of the respective businesses of TFC and each Subsidiary as conducted in the past did not infringe (when conducted) and as currently conducted does not infringe (either directly or indirectly, such as through contributory infringement) any Intellectual Property right owned or controlled by any third party, except where such infringement would not have a Material Adverse Effect on the Company, TFC and the Subsidiaries, taken as a whole. There is no pending or, to the Company's and the Founders' knowledge, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction, whether against TFC, any Subsidiary or any third party (A) seeking to enforce any Intellectual Property owned by TFC or any Subsidiary; (B) alleging that the activities or the conduct of the business of TFC or any Subsidiary, or the use of any Intellectual Property obtained from TFC or any Subsidiary by any customer or other licensee of TFC or any Subsidiary, does or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property rights of any third party; or (C) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned by TFC or any Subsidiary, nor, to the Company's and the Founders' knowledge, is there any reasonable basis for any such claim, suit, arbitration or proceeding.

               (iii) Other than Contracts listed in SCHEDULE 5(L) to the Schedule of Exceptions or license agreements entered into by TFC and each Subsidiary in the ordinary course of their respective businesses, there are no settlements, forbearances to sue, consent judgments or orders or similar obligations binding upon TFC or any Subsidiary or upon any third party, that (A) restrict TFC's or any Subsidiary's rights to use any Intellectual Property owned by TFC or any Subsidiary; (B) restrict the Company's or any Subsidiary's businesses in order to accommodate a third party's Intellectual Property rights; or (C) permit a third party to use any Intellectual Property owned by TFC or any Subsidiary. In addition, (1) all registered, granted or issued patents, mask works, trademarks and copyrights registered by or assigned to the Company, TFC or any Subsidiary are valid and enforceable, except where a failure to be valid and enforceable would not have a Material Adverse Effect on the Company, TFC and the Subsidiaries, taken as a whole; and (2) there is no pending denial, refusal or similar action by any Governmental Entity with respect to any patent, copyright or trademark application filed by or on behalf of the Company, TFC or any Subsidiary, other than office actions communicated to the Company in the ordinary course of the prosecution of any patent application or application for trademark registration. Neither TFC nor any of its Subsidiaries has been advised of any unauthorized use, infringement or misappropriation of any of the
Intellectual Property owned by TFC or any Subsidiary by any third party, including any current or former employee or contractor of TFC or any Subsidiary (or their predecessors in interest) except where such infringement or misappropriation would not have a Material Adverse Effect on the Company, TFC and the Subsidiaries, taken as a whole.

               (iv) Other than as provided in Contracts listed in SCHEDULE 5(L) to the Schedule of Exceptions or in license agreements entered into by TFC or each Subsidiary in the ordinary course of their respective businesses: (A) TFC and each Subsidiary has rights of ownership (free and clear of all Encumbrances) of, or rights by license, lease or other agreement to use (free and clear of all Encumbrances), all websites operated by TFC and each Subsidiary, and all computer software programs including, without limitation, application software and the Custom Software (as hereinafter defined), that are used by TFC and each Subsidiary, that are material to the conduct of their respective businesses as currently conducted, as are used in the conduct of their respective businesses as currently conducted; and (B) either TFC or its Subsidiaries owns all right, title and interest in and to any and all custom software developed by, on behalf of or at the request of TFC or its Subsidiaries and that is material to the conduct of their respective businesses as currently conducted, whether such development was performed by employees of TFC or its Subsidiaries or by third parties, whether such custom software is used or useful in (i) modifying, enhancing or adding functionality to TFC's VRC DIAS agency management software; (ii) creating or maintaining TFC's or its Subsidiary's intranet or Internet software products; (iii) any other purpose (the "CUSTOM SOFTWARE"). Safeco owns no right, including any license rights, to the Custom Software. None of TFC's or any Subsidiary's ownership rights or rights to use any of the computer programs referred to above, including the Custom Software, will be adversely affected by the consummation of any of the transactions contemplated HEREBY or in connection therewith. TFC and each Subsidiary have (whether by virtue of ownership, license or otherwise) all rights in the Intellectual Property necessary to carry out the respective businesses of TFC and each Subsidiary as currently conducted or contemplated to be conducted.

               (v) Other than as provided in Contracts listed in SCHEDULE 5(L) to the Schedule of Exceptions or in license agreements entered into by TFC or each Subsidiary in the ordinary course of their respective businesses, there are no royalties, fees, honoraria or other payments payable by TFC or any Subsidiary to any Person by reason of the ownership, development, use, license, sale or disposition of any Intellectual Property, other than salaries and sales commissions payable to employees and sales agents in the ordinary course of business, except where the obligation to pay such royalties, fees, honoraria or other payments would not have a Material Adverse Effect on the Company, TFC and the Subsidiaries, taken as a whole.

               (vi) TFC and each Subsidiary have taken reasonable measures to protect the proprietary nature of the Intellectual Property that is material to the respective businesses of TFC and each Subsidiary as currently conducted. Without limitation of the foregoing, the source code and internal technical documentation (excluding end user documentation) relating to all software programs, including, without limitation, the Custom Software owned by the Company, TFC or any Subsidiary that are material to the respective businesses of TFC and each Subsidiary as currently conducted have to the Company's and the Founders' knowledge at all times been protected by reasonable measures to preserve the confidentiality thereof. No third party has made any claim or delivered any notice that any third party is entitled to access or receive the source code for any software program owned or licensed by TFC or any Subsidiary pursuant to any source code escrow agreement.

               (vii) Other than pursuant to and in material compliance with Contracts listed in SCHEDULE 5(L) to the Schedule of Exceptions or standard license agreements for commercially-available software entered into by TFC or each Subsidiary in the ordinary course of their respective businesses, to the Company's and the Founders' knowledge no third-party software has been used in the business of the Company, TFC or any Subsidiary or sold with, incorporated into or used in the development of TFC's or any Subsidiary's software programs or the Custom Software, including, without limitation, TFC's and each Subsidiary's websites.

               (viii) No  portion of any of TFC's or any  Subsidiary's  software programs, including the Custom Software, (A) contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "lock-out," "virus" or other software routines or hardware components designed to permit access not authorized or instigated by TFC or such Subsidiary; to disable or erase software, hardware, or data or to perform any other similar actions not authorized or instigated by TFC or such Subsidiary; or (B) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software programs or any product or system containing or used in conjunction with such software programs, except where such failure would not have a Material Adverse Effect on the Company, TFC and the Subsidiaries, taken as a whole.

               (ix) None of TFC's or any Subsidiary's software programs or components thereof, including without limitation the Custom Software, that are material to the respective businesses of TFC and each Subsidiary as currently conducted contain any software code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any "open source" license such as the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses), except where such failure would not have a Material Adverse Effect on the Company, TFC and the Subsidiaries, taken as a whole.

          (k) TANGIBLE PERSONAL PROPERTY.

               (i) Each of TFC and any Subsidiary has good, marketable and valid title to all Personal Property used in their respective businesses or located on their respective premises, free and clear of all Encumbrances. The Company owns no personal property.

          (ii) The Personal Property conforms to all material requirements of applicable Laws. All of the material items of machinery and equipment included within the Personal Property are fully operational and operating in the ordinary course of TFC's and each Subsidiary's respective businesses, as applicable, are in good operating condition and in a good state of maintenance and repair, ordinary wear and tear excepted, and are adequate for use in the conduct of TFC's and each Subsidiary's respective businesses as presently conducted.

          (l) MATERIAL CONTRACTS.

               (i) SCHEDULE 5(L) to the Schedule of Exceptions sets forth a true, complete and correct list of every Contract to which the Company, TFC or any Subsidiary is a party (including any amendments or modifications thereto through the date hereof) that: (A) provides for aggregate future payments by the Company, TFC or any Subsidiary, or to the Company, TFC or any Subsidiary of more than $250,000; (B) was entered into by the Company, TFC or any Subsidiary with an officer, director, key employee or Affiliate of the Company, TFC or any Subsidiary; (C) is a collective bargaining or similar agreement; (D) guarantees or indemnifies or otherwise causes the Company, TFC or any Subsidiary to be liable or otherwise responsible for the obligations or liabilities of another (other than the Company or any Subsidiary) or provides for a charitable contribution by the Company, TFC or any Subsidiary; (E) involves an agreement with any bank, finance company or similar organization for the borrowing of money; (F) restricts the Company or TFC and the Subsidiaries, from engaging in any business or activity anywhere in the world; (G) is an employment agreement, consulting agreement, independent sales representative agreement or similar arrangement; (H) is a Lease; or (I) is otherwise material to the rights, properties, assets, business or operations of the Company, TFC or any Subsidiary (the foregoing, collectively, "MATERIAL CONTRACTS"). The Company and the Founders have heretofore made available true, complete and correct copies of all Material Contracts to the Subscriber.

               (ii) Each of the Material Contracts is in full force and effect and there is not now and there has not been claimed or alleged by any Person with respect to any Material Contract, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of the Company, TFC or any Subsidiary or, to the knowledge of the Company and the Founders, on the part of any other party thereto. No Consent from or notice to any Person (other than a Governmental Entity) is currently required in order to maintain in full force and effect any of the Material Contracts during their terms, other than such Consents that have been obtained and are in full force and effect and such notices that have been duly given and, in each case copies of such Consents and notices have been made available to the Subscriber.

          (m) AFFILIATED PARTY TRANSACTIONS. Neither the Company, TFC nor any Subsidiary has any loan or advance in excess of $1,000 outstanding to any stockholder, officer, director or employee thereof and, to the knowledge of the Company and the Founders, no officer or director of the Company, the Subsidiary or any Affiliate or "associate" (as such term is defined in Rule 405 of the Rules and Regulations under the Securities Act) of the Company, TFC or any Subsidiary or any such Person has, either directly or indirectly:

               (i) an equity interest of five percent (5%) or more in any Person that purchases from or sells or furnishes to the Company, TFC or any Subsidiary any goods or otherwise does business with the Company, TFC or any Subsidiary; or

               (ii) a beneficial interest in any contract, commitment or agreement to which the Company, TFC or any Subsidiary is a party or under which the Company, TFC or any Subsidiary is obligated or bound or to which the property of the Company, TFC or any Subsidiary may be subject, other than contracts, commitments or agreements between the Company, TFC or any Subsidiary and such persons in their capacities as employees, officers or directors of the Company; PROVIDED, HOWEVER, that such representation and warranty shall not apply to the ownership, as a passive investment, by any such officer, Affiliate or "associate" of less than one percent (1%) of a class of securities listed for trading on a national securities exchange or publicly trade in the over-the-counter market.

          (n) ENVIRONMENTAL MATTERS.

               (i) Each of TFC and any Subsidiary is in compliance with, and their respective businesses have been conducted in compliance with, all Environmental Laws and Environmental Permits except for any noncompliance which has not resulted in a Material Adverse Effect to the Company.

               (ii) No Site is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 ET SEQ., is on or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 ET SEQ., or on any similar state list of Sites requiring investigation or cleanup.

               (iii) Neither TFC nor any Subsidiary has received any notice that remains pending or outstanding with respect to TFC's or any Subsidiary's respective businesses or any Site from any Governmental Entity or Person alleging that TFC or any Subsidiary is not in compliance with any Environmental Law.

               (iv) There has been no Release of a Hazardous Substance by TFC or any Subsidiary at, from, in, to, on or under any Site and, except as would not have a Material Adverse Effect on TFC and the Subsidiaries, taken as a whole, no Hazardous Substances are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against TFC or any Subsidiary.

               (v) There are no outstanding or, to the knowledge of the Company and the Founders, corrective actions requested, required or being conducted by any Governmental Entity for the investigation, remediation or cleanup of any Site, and there have been no such corrective actions, whether still pending or otherwise.

               (vi) Except as would not have a Material Adverse Effect on TFC and the Subsidiaries, taken as a whole, TFC and each Subsidiary have obtained and hold all necessary Environmental Permits, and those Environmental Permits will remain in full force and effect after the consummation of the transactions contemplated hereby.

               (vii) There are no past, pending or, to the knowledge of the Company and the Founders, any threatened Environmental Claims against the Company, TFC or any Subsidiary and neither the Company nor the Founders are aware of any facts or circumstances that could be expected to form the basis for any Environmental Claim against the Company, TFC or any Subsidiary.

               (viii) None of the Company, the Subsidiary, any entity previously owned by the Company, TFC or any Subsidiary, or any predecessor of the Company, TFC or any Subsidiary, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location that could result in an Environmental Claim against the Company, TFC or any Subsidiary except as would not have a Material Adverse Effect on the Company, TFC and the Subsidiaries, taken as a whole.

               (ix) At any Site there are no (a) underground storage tanks, active or abandoned; (b) polychlorinated biphenyl containing equipment; (c) asbestos containing material; or (d) recognized environmental condition, as defined by ASTM E1527-97.

               (x) There have been no environmental investigations, studies, audits, tests, reviews or other analyses (which have been reduced to writing) conducted by, on behalf of, or that are in the possession of the Company, TFC or any Subsidiary with respect to any Site or any transportation, handling or disposal of any Hazardous Substance that have not been delivered to the Subscriber prior to execution of this Subscription Agreement.

          (o) NO BROKERS. Neither the Company nor any Affiliate of the Company has employed, or otherwise engaged, any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Subscription Agreement.

          (p) RECEIVABLES. Except as properly reserved on the Regular Financial Statements, all of the Accounts Receivable of TFC and each Subsidiary have arisen from bona fide transactions in the ordinary course of TFC's or any Subsidiary's respective businesses, consistent with past practice and, to the knowledge of the Founders, are fully collectable within one hundred twenty (120) days of the Closing Date. The Company has no Accounts Receivable.

          (q) ASSETS UTILIZED IN THE BUSINESS. The assets, properties and rights owned, leased or licensed by the Company, TFC and each Subsidiary and used in connection with their respective businesses and all the agreements to which the Company, TFC or any Subsidiary are a party relating to the businesses, constitute all of the assets, properties, rights and agreements required in connection with the operation and conduct by the Company, TFC and each Subsidiary of their respective businesses as presently conducted.

          (r) INSURANCE. All insurance policies of any kind covering TFC and each Subsidiary (a) are with insurance companies that are financially sound and reputable; (b) are sufficient for compliance with all material requirements of law and of all applicable Material Contracts; and (c) are, to the Company's and the Founders' knowledge, valid, outstanding and enforceable policies. Since January 1, 2000, neither TFC nor any Subsidiary has been denied any insurance coverage which it has requested. The Subscriber has been provided copies of all such policies. The Company has no insurance policies.

          (s) AVAILABILITY OF DOCUMENTS; CORPORATE RECORDS. True, correct and complete copies of all documents, instruments, agreements and records referred to in this Subscription Agreement and the minute and stock (or other equity) record books of Company, TFC and each Subsidiary have been made available to the Subscriber. The minute and stock (or other equity) record books of each of the Company, TFC and each Subsidiary contain true, correct and complete copies of the records of all meetings and consents in lieu of meetings of the Company's, TFC's or any Subsidiary's, as applicable, boards of directors (and all committees thereof) and the shareholders (or other equity holders) of the Company, TFC and each Subsidiary since the respective dates of their organization.

          (t) LABOR AND EMPLOYMENT MATTERS.

               (i) Set forth on SCHEDULE 5(T)(I) to the Schedule of Exceptions is a list of all employees of TFC and each Subsidiary as of the date hereof and their respective positions, hire dates and, stated separately, base wage rates and the amount of any other compensation. The Company has no and has never had any employees.

               (ii) (A) Neither TFC nor any Subsidiary is party to or bound by any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of TFC or any Subsidiary; (B) none of the employees of TFC or any Subsidiary are represented by any labor organization and there are no organizational campaigns, demands, petitions or proceedings pending or, to the Company's and the Founders' knowledge, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representative of any group of employees of TFC or any Subsidiary; (C) there are no union claims to represent the employees of TFC or any Subsidiary; and (D) there are no strikes, controversies, slowdowns, work stoppages, lockouts or labor disputes pending or, to the Company's and the Founders' knowledge, threatened against or affecting the TFC and the Subsidiaries, taken as a whole, and there has not been any such action during the past five (5) years.

               (iii) Each of TFC and any Subsidiary is, and has at all times during at least the last three (3) years, been in compliance with all applicable Laws respecting immigration, employment and employment practices, and the terms and conditions of employment, including, without limitation, employment standards, equal employment opportunity, family and medical leave, wages, hours of work and occupational health and safety, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or any other applicable Law except as would not have a Material Adverse Effect on TFC and the Subsidiaries, taken as a whole. There are no employment Contracts with any employees of TFC or any Subsidiary and no restrictive covenants (other than any restrictive covenants that would not have a Material Adverse Effect on TFC and the Subsidiaries, taken as a whole), written personnel policies, rules or procedures applicable to employees of TFC or any Subsidiary, other than those set forth in SCHEDULE 5(T)(III) to the Schedule of Exceptions, true and correct copies of which have heretofore been made available to the Subscriber. There are
(A) no complaints, claims, controversies, charges, lawsuits or other proceedings related to TFC or any Subsidiary pending, or, to the Company's and the Founders' knowledge, threatened, in any court or with any agency responsible for the enforcement of federal, state, local or foreign labor or employment Laws regarding breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other illegal, discriminatory, wrongful or tortious conduct in connection with the employment relationship, the terms and conditions of employment, or applications for employment with TFC or any Subsidiary; and (B) except as would not have a Material Adverse Effect on TFC and the Subsidiaries, taken as a whole, no federal, state, local or foreign Governmental Entity responsible for the enforcement of immigration, labor, equal employment opportunity, family and medical leave, wages, hours of work, occupational health and safety or any other employment Laws is conducting or, to the knowledge of the Company and the Founders, intends to conduct an investigation with respect to or relating to TFC or any Subsidiary.

               (iv) Since January 1, 2000, neither TFC nor any Subsidiary has effectuated (A) a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of TFC or any Subsidiary; or (B) a "mass layoff" as defined in WARN affecting any site of employment or facility of TFC or any Subsidiary; nor has TFC or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of TFC or any Subsidiary has suffered an "employment loss," as defined in WARN, since January 1, 2001. TFC and each Subsidiary shall be solely and exclusively liable to provide such WARN or other plant closing or mass layoff notices as may be necessary in connection with any loss of employment by any employee of TFC or any Subsidiary, respectively, through and including the Closing Date.

               (v) SCHEDULE  5(T)(V) to the Schedule of Exceptions  sets forth a complete list of all foreign national employees on whose behalf TFC or any Subsidiary has submitted applications and petitions to the U.S. Department of Labor, U.S. Immigration and Naturalization Service, or U.S. Department of State for immigration employment and visa benefits; and TFC and each Subsidiary have provided the Subscriber with copies of all such applications and petitions and all government notices regarding adjudication of such applications and petitions. SCHEDULE 5(T)(V) to the Schedule of Exceptions identifies and describes any pending or threatened actions against TFC or any Subsidiary for violations under the Immigration Reform and Control Act of 1986 respecting such employees of TFC and each Subsidiary.

               (vi) SCHEDULE 5(T)(VI) to the Schedule of Exceptions sets forth a complete list of all business and/or assets of TFC and each Subsidiary involving federal contracts giving rise to any reporting or filing obligations with the Office of Federal Contract Compliance Programs ("OFCCP"), and each of TFC and each Subsidiary has complied in all material respects with all hiring and employment obligations applicable under OFCCP rules and regulations.

          (u) RESTRICTIVE COVENANTS. Neither the Company, TFC nor any Subsidiary is subject to any covenant that would restrict the sale of the Shares to the Subscriber.

          (v) ABSENCE OF SENSITIVE PAYMENTS. No Founder or any Affiliate of a Founder has made or has agreed to make on behalf of the Company, TFC or any
Subsidiary:

               (i) Any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the Laws of the United States, any state thereof, or any jurisdiction (foreign or domestic); or

               (ii) Any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other Person, to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable Law.

     6. SURVIVAL AND INDEMNIFICATION.

          (a) All covenants to be performed prior to the Closing Date, and all representations, warranties and covenants contained in this Subscription Agreement shall survive the Closing for a period of one (1) year, PROVIDED, HOWEVER, that if any claims for an EBITA Adjustment (as hereinafter defined) with respect to any such representations or warranties have been asserted prior to the expiration of such period, the representations or warranties on which any such claims are based shall continue in effect until final resolution of any claims and the representations and warranties set forth in SECTIONS 5(H), and
(N), shall survive until the date of the last payment under SECTION 2.2 of the Shareholder Agreement. All covenants to be performed after the Closing Date shall continue indefinitely.

          (b) The Company and the Founders acknowledge the meaning and legal consequences of the representations, warranties and covenants in determining the Subscriber's willingness to enter into this Subscription Agreement and to purchase the Shares.

          (c) Notwithstanding anything to the contrary contained herein, the sole and exclusive remedy for any breach of the representations and warranties made by the Founders herein shall be an adjustment of the payment to be made to the Founders under the Shareholder Agreement (an "EBITA ADJUSTMENT"), and no Founder shall be liable for any amount under this SECTION 6 (except to the extent of any such EBITA Adjustment), all as provided in the Shareholder Agreement, provided, however, that prior pursuing any such adjustment based upon a breach of representations or warranties contained in this Subscription Agreement, Subscriber agrees to cause the Company to diligently pursue and exhaust any such a claim it may have for indemnification against Safeco in accordance with the Stock Purchase Agreement.

7. OTHER AGREEMENTS OF THE PARTIES.

          (a) Prior to the Closing, the Company shall amend and restate its Articles of Incorporation in the form attached hereto as EXHIBIT A. Immediately thereafter, but in any event prior to the Closing, (i) the Company shall declare a stock split on its Common Stock (the "STOCK SPLIT") such that following such stock split, the Founders shall hold an aggregate of 7,927,971 shares of the Company's Class B Common Stock and (ii) the Founders shall transfer all shares of the Company's Class B Common Stock held by the Founders to TalMan. Except as provided in the preceding sentence, no other shares of capital stock of the Company shall be issued or outstanding prior to the Closing.

          (b) Each party hereto shall use its best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby and by the Stock Purchase Agreement as soon as reasonably practicable after the date hereof. The Company, the Founders and the Subscriber shall use their best efforts to (i) as promptly as practicable, obtain all Consents; (ii) make all filings under applicable Law required in connection with the authorization, execution and delivery of this Subscription Agreement and the Stock Purchase Agreement, including any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") by the Company, TFC, each Subsidiary and the Subscriber and the consummation by them of the transactions contemplated hereby and thereby, in connection with which the parties will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith; and (iii) furnish all information required for any application or other filing to be made pursuant to applicable Laws, the State Securities Laws or any other Law or any applicable regulations of any Governmental Entity in connection with the transactions contemplated by this Subscription Agreement and the Stock Purchase Agreement.

          (c) The Company and the Founders shall use their best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in SECTION 8. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for the consummation of this Subscription Agreement and the transactions contemplated hereby.

          (d) From the date hereof until the  earliest of (i) the Closing  Date,
(ii) the date on which the Stock Purchase Agreement is terminated and (iii) September 30, 2004, the Company and the Founders (A) shall deal exclusively with the Subscriber in connection with the sale of the Shares, the transactions contemplated herein and any material financing transaction, (B) shall not solicit or accept, or engage others to solicit or accept, offers for the acquisition of the Shares or the assets of the Company or any of its Affiliates;
(C) shall not negotiate with, or enter into, any agreements or understandings with any other party respect to any such transaction; and (D) shall immediately inform the Subscriber of any such solicitation or offer.

          (e) After the date hereof through the Closing Date, the Company and the Founders shall use their best efforts to, and shall use their best efforts (subject to their duties as officers of TFC and Safeco) to cause the Company's, TFC's and each Subsidiary's officers, directors, employees, agents, accountants and counsel to, upon reasonable notice, (i) afford the Subscriber and its representatives reasonable access, during normal business hours, to (A) the business of the Company, TFC and each Subsidiary, and (B) those officers, directors, employees, agents, accountants and counsel of the Company, TFC or any Subsidiary who have any knowledge relating to the business of the Company, TFC or any Subsidiary, and (ii) furnish to the Subscriber and its representatives such additional information regarding the Company, TFC or any Subsidiary as the Subscriber may reasonably request, including without limitation, providing such access and furnishing such information as necessary for the preparation and completion by the Subscriber and the Subscriber's auditors of an audit of the Company's, TFC's and each Subsidiary's consolidated financial statements as of and for the most recently completed fiscal year prior to the Closing Date or to comply with applicable Law (including, without limitation the HSR Act and Regulation S-X).

          (f) The Company shall not amend or modify the Stock Purchase Agreement without the prior written consent of the Subscriber.

8. CONDITIONS TO CLOSING. The obligation of the Subscriber to purchase and pay for the Shares on the Closing Date is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          (a) the Company shall have duly authorized and filed the amended and restated Articles of Incorporation, in substantially in the form attached hereto as EXHIBIT A, with the Secretary of State of the State of Washington;

          (b) the Company shall have effected the Stock Split;

          (c) the Founders shall have transferred all shares of the Company's Class B Common Stock held by the Founders to TalMan;

          (d) the Company shall have entered into the Shareholder Agreement and the Registration Rights Agreement;

          (e) all of the covenants and agreements of the Company and the Founders contained in this Subscription Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all material respects;

          (f) all representations of the Company and the Founders in SECTION 5 shall have been true and correct when made and shall be true and correct, in all material respects, as of the Closing Date with the same force and effect as if made as of the Closing Date, other than representations and warranties as are made as of a specific date, which shall be true and correct as of such date and shall be certified by an officer of the Company to that effect;

          (g)  each  of  Weymouth  and  Taylor  shall  have  signed   employment
agreements in substantially the form attached hereto as EXHIBIT B;

          (h) the Stock Purchase Agreement shall have been executed and delivered by the parties thereto, and all of the conditions thereto required to be satisfied prior to the consummation of the transactions contemplated thereby (with the exception of such deliveries required upon the consummation of such transactions) shall have been satisfied, in each case without waiver by any party of the conditions specified therein; and

          (i) the Company shall have delivered to the Subscriber:

               (i) the Articles of Incorporation of the Company and all amendments and restatements thereto, certified by the Secretary of State of Washington; and

               (ii) (A) copies of the resolutions of the Company's Board of Directors authorizing and approving this Subscription Agreement and all of the transactions and agreements contemplated hereby and thereby; (B) the Bylaws of the Company; and (C) the names of the officer or officers of the Company authorized to execute this Subscription Agreement and any and all documents, agreements and instruments contemplated herein, all certified by the Secretary of the Company to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

9. CLOSING. The closing of the purchase and sale of the Shares (the "CLOSING") is anticipated to occur at the offices of Orrick, Herrington & Sutcliffe, LLP immediately prior to the closing of the transactions contemplated by the Stock Purchase Agreement or at such other time and place as the Company and the Subscriber may mutually determine (the "CLOSING DATE"). It is understood and agreed by the parties that $90 million of the Purchase Price is to be used exclusively for the purchase of TFC and the Subsidiaries pursuant to the Stock Purchase Agreement and that at Closing, such funds shall be wired directly to Safeco subject to and in connection with the closing of the transactions contemplated by the Stock Purchase Agreement. At the Closing, the Company shall deliver a certificate of existence and good standing (as applicable) for each of the Company, TFC and each Subsidiary dated as of a date no later than 14 days prior to the Closing Date.

10. NOTICES. All notices and other communications provided for in this Subscription Agreement shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery service (charges prepaid), (b) by a recognized overnight delivery service (charges prepaid), or (c) by messenger. The respective addresses of the parties hereto for the purposes of this Agreement are set forth below. Any party may change its address (or facsimile number) by notice to each of the other parties in accordance with this SECTION 10. The date of giving or making of any such communication shall be, in the case of clauses
(a) and (c), the date of the receipt if received during regular business hours or a business day; otherwise and, in the case of clause (b), the business day next following the date such communication is sent:

          (a) if to the Company or the Founders:

                  c/o Satellite Acquisition Corporation
                  3421 Evergreen Point Road
                  Medina, WA  98039
                  Attn: Randall H. Talbot
                  Telecopy: (425) 376-8750

                  With a copy (not constituting notice) to:

                  Orrick, Herrington & Sutcliffe, LLP
                  719 Second Avenue, Suite 900
                  Seattle, WA 98104
                  Attn: Stephen M. Graham, Esq.
                  Telecopy: (206) 839-4320

          (b) if to the Subscriber:

                  HUB U.S. Holdings, Inc.
                  55 East Jackson Boulevard
                  Chicago, IL 60604
                  Attn: W. Kirk James, Esq.
                  Telecopy: (312) 279-4981

                  With a copy (not constituting notice) to:

                  Jenkens & Gilchrist Parker Chapin LLP
                  405 Lexington Avenue
                  New York, New York 10174
                  Attn: Mark A. Limardo, Esq.
                  Telecopy: (212) 704-6288


          (c) or at such other address as any party shall have specified by notice in writing to the others.

11. NOTIFICATION OF CHANGES. Each party agrees and covenants to notify the other parties immediately upon the occurrence of any event prior to the Closing that would cause any representation, warranty, covenant or other material statement made by it contained in this Subscription Agreement to be false or incorrect in any material respect or of any change in any material statement made by it herein occurring prior to the Closing.

12. ASSIGNABILITY. This Subscription Agreement is not assignable by the Company or the Subscriber, other than to an Affiliate of the Company or the Subscriber, as applicable, and may not be modified, waived or terminated except by an instrument in writing signed by the party against whom enforcement of such modifications, waiver or termination is sought; provided, however, that no such assignment will relieve such party of its obligations under this Subscription Agreement.

13. BINDING EFFECT. Except as otherwise provided in this Subscription Agreement, this Subscription Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties and acknowledgments contained in this Subscription Agreement shall be deemed to be made by and be binding upon such heirs, executors, administrators, successors, legal representatives and permitted assigns.

14. ENTIRE AGREEMENT. The Transaction Documents constitute the entire agreement of the Subscriber, the Company and the Founders relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written.

15. GOVERNING LAW. This Subscription Agreement shall be governed and controlled as to the validity, enforcement, interpretations, construction and effect and in all other aspects by the substantive laws of the State of Washington, without reference to conflicts of laws principles.

16. SEVERABILITY. If any provision of this Subscription Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Subscription Agreement and the application of such provision to other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

17. HEADINGS. The headings in this Subscription Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent or intent of this Subscription Agreement or any provision of this Subscription Agreement.

18. COUNTERPARTS. This Subscription Agreement may be executed in any number of counterparts of the entire document or of the signature page to this Subscription Agreement and may be sent by telecopy. Each counterpart, when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

19. DEFINITIONS. For purposes of this Subscription Agreement, the following definitions shall apply:

          (a) "ACCOUNTS RECEIVABLE" means each of TFC's and each Subsidiary's customer premium and direct bill accounts receivable relating to their respective business, net of any unearned commission reserves maintained in accordance with SAB 101.

          (b) "AFFILIATE" means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with the such Person.

          (c) "ANCILLARY  AGREEMENTS"  means (i) the  Shareholder  Agreement and
(ii) the Registration Rights Agreement.

          (d) "APPROVALS" means all licenses, permits and certificates of occupancy for any Real Property.

          (e) "ASSUMED PLAN" shall have the meaning given in SECTION 5(H)(X).

          (f) "CLASS A COMMON STOCK" shall mean the shares of the Company's Class A Common Stock, no par value.

          (g) "CLASS B COMMON STOCK" shall mean the shares of the Company's Class B Common Stock, no par value.

          (h) "CLOSING" shall have the meaning given in SECTION 9.

          (i) "CLOSING DATE" shall have the meaning given in SECTION 9.

          (j) "COMPANY" shall have the meaning given in the introduction.

          (k)  "CONSENT"  means  consents,  approvals,  orders,  authorizations,
notifications,   notices,   estoppel  certificates,   releases,   registrations,
ratifications, declarations, filings, waivers, exemptions or variances.

          (l) "CONTRACT" shall have the meaning given in SECTION 5(D)(I).

          (m) "EMPLOYEE BENEFIT PLAN" shall have the meaning given in SECTION 5(H).

          (n) "ENCUMBRANCE" means any claim, lien, mortgage, encumbrance, pledge, or other security interests of any kind.

          (o) "ENVIRONMENTAL CLAIM" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings or other communications (written or oral), whether criminal or civil pursuant to or relating to any applicable Environmental Law by any Person (including, but not limited to, any Governmental Entity, Person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential: (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal.

          (p)  "ENVIRONMENTAL  LAW"  means  any and  all  Laws  relating  to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted, and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance.

          (q) "ENVIRONMENTAL PERMIT" means any Licenses or Consents required by any Governmental Entity under or in connection with any Environmental Law.

          (r) "ERISA" shall have the meaning given in SECTION 5(H).

          (s) "ERISA AFFILIATE" means any entity which with respect to TFC or any Subsidiary is or was a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "CODE")); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included TFC or any Subsidiary.

          (t) "FOUNDERS" shall have the meaning given in the introduction.

          (u) "GAAP" shall have the meaning given in SECTION 5(E)(II).

          (v) "GOVERNMENTAL ENTITY" means any legislative or executive agency or department or other regulatory service, authority or agency or any court, arbitration panel or other tribunal or judicial authority of any foreign, federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch.

          (w) "HAZARDOUS SUBSTANCE" means any chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

          (x) "HSR ACT" shall have the meaning given in SECTION 7(B).

          (y) "INTELLECTUAL PROPERTY" means (a) trademarks, trade names, service marks, service names, domain names, uniform resource locators (URLs), keywords, designs, logos and assumed names; (b) copyrights in original works of authorship, including in the Custom Software and any computer software programs or applications (in both source and object code form) and any related documentation developed by, on behalf of or at the request of TFC or any Subsidiary; (c) patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); and (d) know-how, trade secrets and invention disclosures, that are owned by the Subsidiary or any other Person and that have been or are used by TFC or any Subsidiary in the operation of their respective businesses, or that are necessary for the conduct of the respective businesses of TFC or any Subsidiary as currently conducted or contemplated to be conducted, together with all registrations and applications related to any of the foregoing.

          (z) "IRS" shall have the meaning given in SECTION 5(H).

                    (aa) "LAWS" or "LAW" means all applicable criminal, civil or common laws, statutes, ordinances, orders, codes, rules, regulations, policies, guidance documents, writs, judgments, decrees, injunctions, or agreements of any Governmental Entity.

                    (bb) "LEASES" or "LEASE" means all leases, subleases, licenses and other agreements under which TFC or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property, including, without limitation, any land, buildings and improvements.

                    (cc) "LEASED REAL PROPERTY" means the real property, including, without limitation, any land, buildings and improvements that TFC or any Subsidiary uses or occupies or has the right to use or occupy pursuant to a Lease.

                    (dd) "LICENSE" shall have the meaning given in SECTION 5(G).

                    (ee) "MATERIAL ADVERSE EFFECT" means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the transactions contemplated under this Subscription Agreement or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Subscription Agreement.

                    (ff)  "MATERIAL  CONTRACTS"  shall have the meaning given in
SECTION 5(L)(I).

                    (gg)  "OFCCP"  shall  have  the  meaning  given  in  SECTION
5(T)(VI).

                    (hh)  "PBGC"  shall  have  the  meaning   given  in  SECTION
5(H)(II).

                    (ii) "PERSON" means any natural person or legal person (including, but not limited to, a corporation, joint stock company, limited liability company, partnership, joint venture, association, estate, trust, government or governmental authority, agency or instrumentality) or any group of any of natural or legal persons acting in concert.

                    (jj) "PERSONAL PROPERTY" means all machinery, equipment, tooling and other tangible personal property owned or leased by TFC or any Subsidiary and used in the conduct of their respective businesses (other than items of inventory), as listed in the fixed assets ledger of TFC.

                    (kk) "PROCEEDING" shall have the meaning given in SECTION 5(I)(II).

                    (ll)  "PURCHASE  PRICE"  shall  have  the  meaning  given in
SECTION 1(A).

                    (mm) "REFERENCE BALANCE SHEET" shall have the meaning given in SECTION 5(E)(I).

                    (nn) "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement in the form attached hereto as Exhibit D to be entered into by TalMan and Hub International Limited, a corporation formed under the laws of Ontario, Canada.

                    (oo) "REGULAR FINANCIAL STATEMENTS" shall have the meaning given in SECTION 5(E)(I).

                    (pp)  "REGULATION  S-X"  shall  have  the  meaning  given in
SECTION 5(E)(II).

                    (qq)  "RELEASE"  means  any  spilling,   leaking,   pumping,
pouring,  emitting,  emptying,   discharging,   injecting,  escaping,  leaching,
dumping, or disposing of a Hazardous Substance into the Environment.

                    (rr)  "SAFECO"  means  Safeco   Corporation,   a  Washington
corporation.

                    (ss) "SCHEDULE OF EXCEPTIONS" means the Schedule of Exceptions to the Company's and the Founders' representations and warranties contained in Section 5 of this Subscription Agreement, which has been delivered to the Subscriber concurrent with the execution of this Subscription Agreement.

                    (tt)  "SECURITIES  ACT"  shall  have  the  meaning  given in
SECTION 1(A).

                    (uu) "SERIES A PREFERRED STOCK" shall mean the shares of the Company's Series A Preferred Stock, par value $0.001 per share of the Company.

                    (vv) "SHAREHOLDER AGREEMENT" means the Shareholder Agreement in the form attached hereto as EXHIBIT C to be entered into by the Company, the Founders and certain other securityholders of the Company.

                    (ww) "SHARES" shall mean, collectively, Class A Common Stock and the Preferred Stock.

                    (xx) "SITE" means any of the real properties currently or previously owned, leased, used or operated by TFC or any Subsidiary, any predecessors of TFC or any Subsidiary or any entities previously owned by TFC or any Subsidiary, including all soil, subsoil, surface waters and groundwater thereat.

                    (yy) "STATE  SECURITIES LAW" shall have the meaning given in
SECTION 1(A).

                    (zz) "STOCK SPLIT" shall have the meaning given in SECTION 7(A).

                         (aaa)  "STOCK  PURCHASE  AGREEMENT"  means that certain
Stock Purchase Agreement of even date herewith between the Company and Safeco pursuant to which the Company acquired or will acquire all of the outstanding stock of TFC and the Subsidiaries.

                         (bbb)  "SUBSCRIBER" shall have the meaning given in the
introduction.

                         (ccc)  "SUBSIDIARY" and  "SUBSIDIARIES"  shall have the
meaning given in SECTION 5.

                         (ddd) "SUBSIDIARY  EQUITY" shall have the meaning given
in SECTION 5(B)(II).

                         (eee)  "TALMAN"  shall  have the  meaning  given in the
introduction.

                         (fff)  "TALBOT"  shall  have the  meaning  given in the
introduction.

                         (ggg)  "TAXES"  or "TAX"  means any tax,  charge,  fee,
levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security (or similar), retirement, excise, employment, unemployment, minimum, alternative or add-on minimum, estimated, severance, stamp, property (or similar), occupation, environmental, premium, capital stock, disability, windfall profits, use, value added, service, net worth, payroll, franchise, license, gains, customs, transfer, registration, recording and other tax, duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefor as a transferee (including without limitation under Code Section 6901 or any similar provision of applicable law), as a result of Treas. Reg.

                         (hhh)  "TAX  AUTHORITY"   means  any  branch,   office,
department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return.

                         (iii)  "TAX   RETURN"   means  any  return,   election,
declaration, report, schedule, information return, claim for refund, document, information, opinion, statement, or any amendment to any of the foregoing (including without limitation any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority.

                         (jjj)  "TAYLOR"  shall  have the  meaning  given in the
introduction.

                         (kkk)   "TRANSACTION    DOCUMENTS"   means   (i)   this
Subscription Agreement, and, when duly executed, each of (ii) the Shareholder Agreement, and (iii) the Registration Rights Agreement.

                         (lll)  "TFC"  shall  have  the  meaning  given  in  the
introduction.

                         (mmm)  "WARN"  shall have the meaning  given in SECTION
5(T)(IV).

                         (nnn)  "WEYMOUTH"  shall have the meaning  given in the
introduction.

         [THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement on the day and year first above written.

HUB U.S. HOLDINGS, INC.

By:      /s/ W. KIRK JAMES
         ----------------------------------------------------------------------
Name:
         ----------------------------------------------------------------------
Title:
         ----------------------------------------------------------------------


SATELLITE ACQUISITION CORPORATION

By:      /s/ RANDALL TALBOT
         ----------------------------------------------------------------------
         Randall Talbot
         President

TALMAN, LLC

By:      /s/ RANDALL TALBOT
         ----------------------------------------------------------------------
Name:
         ----------------------------------------------------------------------
Title:
         ----------------------------------------------------------------------



/s/ RANDALL TALBOT
-------------------------------------------------------------------------------
RANDALL TALBOT


/s/ DAVID WEYMOUTH
-------------------------------------------------------------------------------
DAVID WEYMOUTH


/s/ ROY TAYLOR
-------------------------------------------------------------------------------
ROY TAYLOR

                                    EXHIBIT A

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                    EXHIBIT B

                          FORM OF EMPLOYMENT AGREEMENT

                                    EXHIBIT C

                          FORM OF SHAREHOLDER AGREEMENT

                                    EXHIBIT D

                      FORM OF REGISTRATION RIGHTS AGREEMENT



                                      -33-